Exhibit 99.1

Press Contact:	Investor Contact:
Trinseo	Trinseo
Donna St. Germain	Andy Myers
Tel : +1 610-240-3307	Tel : +1 610-240-3221
Email: stgermain@trinseo.com	Email: aemyers@trinseo.com

Trinseo Reports Third Quarter 2019 Financial Results; Updates 2019 Full Year Outlook

Third Quarter 2019 Highlights

•Net income of $22 million, diluted EPS of $0.56 and Adjusted EPS of $0.67

•Adjusted EBITDA of $88 million

•Cash provided by operating activities of $41 million; Free Cash Flow of $17 million

•Developing Business Excellence initiatives which are expected to result in $20 million to $30 million of annual cost savings

	Three Months Ended
	September 30,
$millions, except per share data	2019	2018
Net Sales	$922	$1,200
Net Income	22	75
EPS (Diluted) ($)	0.56	1.72
Adjusted Net Income*	27	79
Adjusted EPS ($)*	0.67	1.83
EBITDA*	74	136
Adjusted EBITDA*	88	143

*For a reconciliation of actual and forecasted EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of actual and forecasted Adjusted EPS, see note 2 to the financial statements included below.

BERWYN, Pa —  November 4, 2019 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its third quarter 2019 financial results.

Net sales in the third quarter decreased 23% versus prior year. Lower prices, mainly due to the pass through of lower raw material costs, resulted in a 16% decrease. In addition, lower volumes across all segments with the exception of Latex Binders resulted in a 5% decrease. Third quarter net income of $22 million was $53 million below prior year and third quarter Adjusted EBITDA of $88 million was $55 million below prior year due mainly to lower styrene margins, which impacted the Feedstocks and Americas Styrenics segments, as well as lower polycarbonate margins.

Commenting on the Company’s performance, Frank Bozich, Trinseo’s President and Chief Executive Officer, said, “Our results  continue to be impacted by unchanged global economic conditions. Third quarter styrene margins declined from the second quarter resulting in lower quarter-over-quarter results.

Bozich continued, “However, since August, styrene margin has increased for three consecutive months in Europe, where we have the majority of our exposure, and we continue to generate strong free cash flow and return a significant portion of this to our shareholders.”

Third quarter Results and Commentary by Business Segment

•

Latex Binders net sales of $230 million for the quarter decreased 17% versus prior year due mainly to the pass through of lower raw material costs. In addition, higher sales volume increased net sales by 4% due to increases in sales to both the adhesives & construction and the textile markets, which were partially offset by lower sales volume to the paper & board markets. Adjusted EBITDA of $21 million was $4 million below prior year due primarily to lower margin. Sales volume to the adhesives & construction markets were up 14% on a year-to-date basis as we continue to focus growth efforts on these significantly higher margin applications.

•

Synthetic Rubber net sales of $104 million for the quarter decreased 24% versus prior year due mainly to the pass through of lower raw materials costs as well as lower ESBR sales volume due to weak market conditions and competitiveness in the market. These impacts were partially offset by a 3% increase in SSBR sales volume. Adjusted EBITDA of $7 million was $8 million below prior year due mainly to an unfavorable year-over-year net timing impact of $5 million as well as lower ESBR sales volume and lower fixed cost absorption.

•

Performance Plastics net sales of $325 million for the quarter were 19% below prior year due mainly to lower prices from the pass through of lower raw material costs and weaker polycarbonate market dynamics. Adjusted EBITDA of $36 million was $8 million below prior year due primarily to lower polycarbonate sales volume and margin as well as lower ABS sales volume as a result of market weakness and new polycarbonate market capacity. These impacts were partially offset by higher profitability from increases in volume and margin in compounding applications in Asia, particularly for the consumer electronics market.

•

Polystyrene net sales of $198 million for the quarter were 22% below prior year mainly due to the pass through of lower styrene cost and lower sales volume in Europe, which was mostly offset from higher sales volume in Asia. Adjusted EBITDA of $16 million was $11 million higher than prior year due to higher margins in Europe and Asia mainly as a result of pricing initiatives in the current year as well as weaker market conditions in the prior year. Year-to-date Adjusted EBITDA of $49 million was 76% above prior year due to the implementation of Business Excellence initiatives including pricing actions.

•

Feedstocks net sales of $66 million for the quarter were 50% below prior year due mainly to the pass through of lower market styrene prices and lower styrene-related sales. Breakeven Adjusted EBITDA was $40 million lower than prior year due to lower margins from weaker market conditions as well as lower production volume from outages at our styrene facilities in Germany and the Netherlands, both of which have resumed operations. Starting in September, Europe styrene margin has increased in the three consecutive months following the year-to-date low in August.

•	Americas Styrenics Adjusted EBITDA of $26 million for the quarter was $9 million below prior year due mainly to lower styrene margin which was partially offset by higher polystyrene margin.

Third quarter Cash Generation

Cash provided by operating activities for the third quarter was $41 million and capital expenditures were $24 million, resulting in Free Cash Flow for the quarter of $17 million. The Company repurchased approximately 1.1 million shares in the third quarter for approximately $40 million. For a reconciliation of Free Cash Flow to cash provided by operating activities, see Note 3 below.

Outlook

•	Full-year 2019 net income of $105 million to $112 million and earnings per diluted share of $2.56 to $2.73

•	Full-year 2019 Adjusted EBITDA of $365 million to $375 million and Adjusted EPS of $3.23 to $3.40

Commenting on the outlook for 2019, Bozich said, “Our full-year outlook reflects market conditions consistent with what we’ve seen through the third quarter. Amid these conditions, we are constantly assessing our operations and are developing cost saving opportunities that we anticipate will have a full-year impact of $20 million to $30 million. These include structural and raw material cost savings from the review of our Stade, Germany polycarbonate facility which are expected to result in a more sustainable economic outlook for the site. Given these improvements we intend to operate the site for the foreseeable future. Also, we recently announced the transition to a global functional structure, which we anticipate will result in greater focus and efficiency. This will be a critical enabler of future business process improvements once we are systems independent from The Dow Chemical Company in the first quarter of next year.”

For a reconciliation of forecasted full year 2019 net income to Adjusted EBITDA and Adjusted EPS, see Note 2 below. Additionally, refer to the appendix within Exhibit 99.2 of our Form 8-K, dated November 4, 2019, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2019 financial results on Tuesday, November 5, 2019 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: (833) 241-7248

Participant International Dial-In Number: +1 (647) 689-4212

Conference ID: 2858285

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its third quarter 2019 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 4, 2020.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.6 billion in net sales in 2018, with 16 manufacturing sites around the world, and approximately 2,500 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “see,” “tend,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of performance, growth, net sales, business activity, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets; the inability of the Company to execute on its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release and are not a guarantee of future performance. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$922.1	$1,199.7	$2,887.0	$3,557.8
Cost of sales	836.9	1,068.1	2,618.1	3,088.3
Gross profit	85.2	131.6	268.9	469.5
Selling, general and administrative expenses	67.6	60.0	208.0	186.1
Equity in earnings of unconsolidated affiliates	25.7	34.5	98.2	113.3
Operating income	43.3	106.1	159.1	396.7
Interest expense, net	9.2	10.1	29.3	35.8
Loss on extinguishment of long-term debt	—	—	—	0.2
Other expense, net	2.3	2.1	7.7	2.9
Income before income taxes	31.8	93.9	122.1	357.8
Provision for income taxes	9.3	19.2	35.8	64.5
Net income	$22.5	$74.7	$86.3	$293.3
Weighted average shares- basic	40.1	42.6	40.7	43.0
Net income per share- basic	$0.56	$1.75	$2.12	$6.82
Weighted average shares- diluted	40.4	43.3	41.2	43.9
Net income per share- diluted	$0.56	$1.72	$2.09	$6.68

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$483.3	$452.3
Accounts receivable, net	598.2	648.1
Inventories	446.7	510.4
Other current assets	26.6	20.5
Investments in unconsolidated affiliates	199.8	179.1
Property, plant, equipment, goodwill, and other intangible assets, net	811.4	852.2
Right-of-use assets - operating	67.1	—
Total other assets	92.3	64.2
Total assets	$2,725.4	$2,726.8
Liabilities and shareholders’ equity
Current liabilities	538.9	537.0
Long-term debt, net	1,162.6	1,160.8
Noncurrent lease liabilities - operating	53.2	—
Other noncurrent obligations	255.7	260.3
Shareholders’ equity	715.0	768.7
Total liabilities and shareholders’ equity	$2,725.4	$2,726.8

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities
Cash provided by operating activities	$274.9	$238.5

Cash flows from investing activities
Capital expenditures	(71.2)	(90.9)
Cash paid for asset or business acquisitions, net of cash acquired	(6.4)	—
Proceeds from capital expenditures subsidy	—	1.0
Proceeds from the sale of businesses and other assets	0.7	1.8
Cash used in investing activities	(76.9)	(88.1)

Cash flows from financing activities
Deferred financing fees	—	(0.6)
Short-term borrowings, net	(4.8)	(0.2)
Purchase of treasury shares	(98.7)	(95.5)
Dividends paid	(50.0)	(49.0)
Proceeds from exercise of option awards	0.9	2.6
Withholding taxes paid on restricted share units	(3.9)	(8.1)
Net proceeds from issuance of 2024 Term Loan B	—	696.5
Repayments of 2024 Term Loan B	(5.3)	(701.8)
Cash used in financing activities	(161.8)	(156.1)
Effect of exchange rates on cash	(4.0)	(5.7)
Net change in cash, cash equivalents, and restricted cash	32.2	(11.4)
Cash, cash equivalents, and restricted cash—beginning of period	452.3	432.8
Cash, cash equivalents, and restricted cash—end of period	$484.5	$421.4
Less: Restricted cash, included in "Other current assets"	(1.2)	—
Cash and cash equivalents—end of period	$483.3	$421.4

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Latex Binders	$229.7	$278.0	$683.8	$814.2
Synthetic Rubber	104.2	137.7	340.9	442.2
Performance Plastics	324.8	400.7	1,041.7	1,216.2
Polystyrene	197.6	252.3	633.2	777.5
Feedstocks	65.8	131.0	187.4	307.7
Americas Styrenics*	—	—	—	—
Total Net Sales	$922.1	$1,199.7	$2,887.0	$3,557.8

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	September 30,
(In millions, except per share data)	2019	2018
Net income	$22.5	$74.7
Interest expense, net	9.2	10.1
Provision for income taxes	9.3	19.2
Depreciation and amortization	33.0	31.8
EBITDA	$74.0	$135.8
Restructuring and other charges (a)	0.2	0.9	Selling, general, and administrative expenses
Acquisition transaction and integration costs (b)	0.6	0.1	Selling, general, and administrative expenses
Other items (c)	13.3	6.1	Selling, general, and administrative expenses
Adjusted EBITDA	$88.1	$142.9
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	88.1	142.9
Interest expense, net	9.2	10.1
Provision for income taxes - Adjusted (d)	19.7	21.9
Depreciation and amortization - Adjusted (e)	32.0	31.5
Adjusted Net Income	$27.2	$79.4
Weighted average shares- diluted	40.4	43.3
Adjusted EPS	$0.67	$1.83

Adjusted EBITDA by Segment:
Latex Binders	$21.0	$24.7
Synthetic Rubber	7.4	15.5
Performance Plastics	36.3	43.8
Polystyrene	16.3	5.0
Feedstocks	0.1	40.3
Americas Styrenics	25.7	34.5
Corporate unallocated	(18.7)	(20.9)
Adjusted EBITDA	$88.1	$142.9

(a)

Restructuring and other charges for the three months ended September 30, 2019 and 2018 primarily relate to decommissioning, contract termination, and employee termination benefit charges incurred in connection with the upgrade and replacement of our compounding facility in Terneuzen, The Netherlands as well as our decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy. Note that the accelerated depreciation charges incurred in 2018 as part of the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(b)

Acquisition, transaction, and integration costs for the three months ended September 30, 2019 and 2018 primarily relate to advisory and professional fees incurred in conjunction with the acquisition of production assets in Rheinmünster, Germany and our acquisition of API Plastics, respectively.

(c)

Other items for the three months ended September 30, 2019 and 2018 primarily relate to advisory and professional fees incurred in conjunction with the Company’s initiative to transition business services from Dow, including certain administrative services such as accounts payable, logistics, and IT services. Also included within other items for the three months ended September 30, 2019 are fees incurred in conjunction with certain of the Company’s strategic initiatives.

(d)

Adjusted to remove the tax impact of the items noted in (a), (b), (c), and (e). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. The three months ended September 30, 2019 excludes a $7.4 million tax benefit related to the re-measurement of the Company’s deferred tax assets and liabilities in Switzerland due to changes in the Swiss Federal tax rules enacted in August 2019. Additionally, the three months ended September 30, 2018 excludes a $0.9 million discrete tax benefit related to certain legal entity restructurings, as well as $0.6 million in tax benefits related to provision to return adjustments.

(e)

For the three months ended September 30, 2019, the amount excludes accelerated depreciation of $1.0 million related to the shortening of the useful life of certain information technology assets related to the transition of business services from The Dow Chemical Company (noted in (c) above). For the three months ended September 30, 2018, the amount excludes accelerated depreciation of $0.3 million related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the full year ended December 31, 2019. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
December 31,
(In millions, except per share data)	2019
Adjusted EBITDA	$365 – 375
Interest expense, net	(40)
Provision for income taxes	(44) – (47)
Depreciation and amortization	(136)
Reconciling items to Adjusted EBITDA (f)	(40)
Net Income	105 – 112
Reconciling items to Adjusted Net Income (f)	27
Adjusted Net Income	132 – 139

Weighted average shares - diluted (g)	41.0
EPS - diluted	$2.56 – 2.73
Adjusted EPS	$3.23 – 3.40

(f)

Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2019, we have not included estimates for these items.

(g)

Weighted average shares calculated for the purpose of forecasting EPS and Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow, a non-GAAP measure, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Cash provided by operating activities	$40.9	$56.1	$274.9	$238.5
Capital expenditures	(23.6)	(31.5)	(71.2)	(90.9)
Free Cash Flow	$17.3	$24.6	$203.7	$147.6